Exhibit 99.2

Consent to Be Named as a Director Nominee of

Cole Office & Industrial REIT (CCIT III), Inc.

To Cole Office & Industrial REIT (CCIT III), Inc.:

I, Howard A. Silver, hereby consent to be named as a director nominee of Cole Office & Industrial REIT (CCIT III), Inc., a Maryland corporation (the “Company”), in the Company’s Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Dated: May 25, 2016

/s/ Howard A. Silver
Howard A. Silver